Ligand Reports First Quarter 2024 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

JUPITER, Fla., May 7, 2024 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three months ended March 31, 2024, and provided an operating forecast and business updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss this announcement and answer questions.

“We are pleased to report another quarter of strong financial results driven by the performance of our commercial royalty portfolio. Simultaneously, we continue to build our portfolio of development stage royalty assets to deliver future growth,” said Todd Davis, CEO of Ligand. “We continue to originate a robust pipeline of royalty opportunities with our proactive business development efforts. This is evidenced by our most recent royalty financing agreement with Agenus which will add several new late stage oncology assets to our portfolio. As we look ahead to the near term, we have several important catalysts in our existing portfolio in 2024. This includes Verona Pharma’s ensifentrine and Merck’s V116, both of which have been assigned PDUFA dates in June, top-line Phase 3 data on Takeda’s soticlestat, expected in the third quarter, and the commercial launch of ZELSUVMI®, a much-needed treatment for molluscum contagiosum, in late 2024.”

First Quarter 2024 Financial Results
Total revenues and other income for the first quarter of 2024 were $31.0 million, compared with $44.0 million for the same period in 2023. Royalties for the first quarter of 2024 were $19.1 million, compared with $17.6 million for the same period in 2023, with the increase primarily attributable to Amgen’s (Nasdaq: AMGN) Kyprolis, Jazz Pharmaceuticals' (Nasdaq: JAZZ) RYLAZE, Merck and Co.’s (NYSE: MRK) VAXNEUVANCE and Travere Therapeutics’ (Nasdaq: TVTX) FILSPARI, partially offset by a decline in CASI’s (Nasdaq: CASI) EVOMELA. Captisol sales were $9.2 million for the first quarter of 2024, compared with $10.6 million for the same period in 2023, with the change due to the timing of customer orders. Contract revenue and other income was $2.7 million for the first quarter of 2024, compared with $15.7 million for the same period in 2023, with the difference driven by a $15.3 million milestone payment earned from Travere Therapeutics upon the FDA approval of FILSPARI in the prior year quarter.

Cost of Captisol was $2.9 million for the first quarter of 2024, compared with $3.7 million for the same period in 2023, with the decrease due to lower total Captisol sales. Amortization of intangibles was $8.2 million for the first quarter of 2024, compared with $8.5 million for the same period in 2023. Research and development expense was $6.0 million for the first quarter of 2024, compared with $6.7 million for the same period in 2023. General and administrative expense was $11.0 million for the first quarter of 2024, compared with $10.9 million for the same period in 2023.

Net income from continuing operations for the first quarter of 2024 was $86.1 million, or $4.75 per diluted share, compared with net income from continuing operations of $43.6 million, or $2.43 per diluted share, for the same period in 2023. The increase in net income from the prior year period is due primarily to realized gains from short-term investments associated with Viking Therapeutics (Nasdaq: VKTX) stock of $60.0 million. Adjusted net income from continuing operations for the first quarter of 2024 was $69.7 million, or $3.84 per diluted share, compared to $39.9 million, or $2.28 per diluted share, for the same period in 2023. Excluding the impact of gains from sales of Viking Therapeutics stock, core adjusted net income from continuing operations was $21.8 million, or

$1.20 per diluted share, compared with $23.4 million, or $1.33 per diluted share, for the same period in 2023. The decrease in core adjusted net income is driven by the $15.3 million milestone payment earned from Travere Therapeutics in the prior year quarter. See the table below for a reconciliation of net income from continuing operations to adjusted net income from continuing operations.

As of March 31, 2024, Ligand had cash, cash equivalents and short-term investments of $310.6 million.

2024 Financial Guidance

Ligand is reaffirming its 2024 financial guidance. The Company expects 2024 royalties ranging from $90 million to $95 million, sales of Captisol to range from $25 million to $27 million, and contract revenue ranging from $15 million to $20 million. These revenue components result in total revenue forecast of $130 million to $142 million. Ligand notes that with total revenue of $130 million to $142 million, core adjusted earnings per diluted share are expected to range from approximately $4.25 to $4.75. This guidance excludes the $60 million gain from short-term investments on the sale of Viking Therapeutics stock.

First Quarter and Recent 2024 Business Highlights

On May 7, Ligand announced a $100 million royalty financing agreement with Agenus, Inc. Under the terms of the agreement, in exchange for an initial $75 million payment, Ligand will receive 18.75% of the royalties and 31.875% of the future milestones on six Agenus-partnered oncology programs including BMS-986442 (Bristol Myers Squibb), AGEN2373 (Gilead Sciences), INCAGN2385 and INCAGN2390 (Incyte), MK-4830 (Merck), and UGN-301 (UroGen Pharma). Ligand will also receive a 2.625% royalty on future global net sales of Agenus’ novel immuno-oncology botensilimab in combination with balstilimab (“BOT/BAL”) program. Agenus’ BOT/BAL program received Fast Track Designation from the U.S. FDA in April 2023 for patients with metastatic, refractory colorectal cancer that is not MSI-H/dMMR, who do not have liver metastases, and who failed first and second line standard of care treatments. The capital will support Agenus’ upcoming Phase 3 BOT/BAL colorectal cancer trial and other key commercialization activities. Ligand has an option to invest an additional $25 million to increase its economics on a pro rata basis for the additional investment.

On April 3, Ligand announced the creation of Pelthos Therapeutics under the leadership of Scott Plesha as Chief Executive Officer. Pelthos is focused on the commercialization of innovative, safe, and efficacious therapeutic products for patients suffering from conditions with limited treatment options. ZELSUVMI™ (berdazimer topical gel, 10.3%), its first product, is the first and only FDA-approved prescription medicine for the treatment of the highly transmissible molluscum contagiosum (molluscum) viral skin infection in adults and pediatric patients one year of age and older. It can be applied by patients, parents, or caregivers at home, outside of a physician's office, or other medical setting. ZELSUVMI received a Novel Drug designation from the U.S. FDA in January 2024 to treat molluscum viral skin infection. ZELSUVMI was developed using Pelthos' proprietary nitric oxide-based NITRICIL™ technology platform. Commercial availability of ZELSUVMI in the United States is expected by late 2024. The rights to ZELSUVMI and all assets related to the NITRICIL technology platform were acquired from Novan, Inc. in September 2023.

Portfolio Updates

On April 24, Travere Therapeutics and CSL Vifor (ASX: CSL), Travere’s commercial partner in Europe, gained European Commission conditional marketing authorization (CMA) for FILSPARI (sparsentan) for the treatment of adults with primary IgA nephropathy (IgAN). All member states of the EU, including Iceland, Liechtenstein, and Norway are included in the CMA. The European Commission's decision follows the Committee for Medicinal Products for Human Use (CHMP)'s positive opinion in February 2024, based on results from the pivotal Phase 3 PROTECT study of FILSPARI in IgAN. The PROTECT study met its primary endpoint at the pre-specified interim analysis with statistical significance.

On May 6, Travere Therapeutics announced the FDA granted Priority Review for its sNDA to convert FILSPARI® (sparsentan) from accelerated approval to full approval for the treatment of IgAN in the U.S. with a PDUFA target action date of September 5, 2024.

On April 24, Viking announced that in the first quarter this year they completed the 52-week biopsies for the Phase 2b VOYAGE study of VK2809 in biopsy-confirmed NASH and fibrosis. As we've previously mentioned, the study successfully achieved its primary endpoint after 12 weeks of treatment and affirmed VK2809's potent effect on liver fat, along with its favorable tolerability and safety profile. Viking plans to report data on histologic changes assessed after 52 weeks of treatment later in the second quarter of 2024.

On April 15, Marinus Pharmaceuticals provided an update on the Phase 3 RAISE trial evaluating the safety and efficacy of IV ganaxolone in patients with refractory status epilepticus. The trial did not meet pre-defined stopping criteria at the interim analysis; Marinus has completed RAISE enrollment at approximately 100 patients with topline results expected in the summer of 2024. Future development of IV ganaxolone in refractory status epilepticus will be assessed following review of the final RAISE results. Marinus remains blinded to the RAISE trial data.

Adjusted Financial Measures

Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 using the conference ID 8755336. Callers outside the U.S. may dial 1-(646) 307-1963. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Its business model seeks to generate value for stockholders by creating a diversified portfolio of biopharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Its business model focuses on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing its technology to help partners discover and develop medicines. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate its revenue. Ligand’s Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading biopharmaceutical companies including Amgen, Merck,

Pfizer, Jazz, Takeda, Gilead Sciences and Baxter International. For more information, please visit at www.ligand.com. Follow Ligand on X @Ligand_LGND.

We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas' Higuchi Biosciences Center, for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Amgen's Kyprolis®, Baxter's NEXTERONE, Acrotech Biopharma's EVOMELA®, Sage Therapeutics' ZULRESSO®, Gilead’s VEKLURY®, and Merck's NOXAFIL®. More information is available at www.captisol.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners, including the expected commercial launch of Zelsuvmi by Pelthos Therapeutics; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2024 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its guidance for 2024; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully commercialize ZELSUVMI; the potential impact of six partnered programs, including BMS-986442 (Bristol Myers Squibb), AGEN2373 (Gilead Sciences), INCAGN2385 and INCAGN2390 (Incyte), MK-4830 (Merck), and UGN-301 (UroGen Pharma); the trial and regulatory success of Agenus’ upcoming Phase 3 trial of botensilimab in combination with balstilimab (“BOT/BAL”) for patients with metastatic, refractory colorectal cancer that is not MSI-H/dMMR and who do not have liver metastases; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand's credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; changes in general economic conditions, including as a result of war, conflict or epidemic diseases and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including ensifentrine, a Verona product candidate, V116, a Merck product candidate, Soticlestat, a Takeda product candidate, Kyprolis, an Amgen product, Rylaze, a Jazz Pharmaceuticals product, Vaxneuvance, a Merck product, FILSPARI, a Travere Therapeutics product, QTORIN, Evomela, a CASI product, and other programs described herein, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and ZELSUVMI, a Novan product. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LifeSci Advisors
Mike Jeong Bob Yedid
investors@ligand.com bob@lifesciadvisors.com
(561) 214-4232 (516) 428-8577
Twitter/ X: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues and other income:
Revenue from intangible royalty assets	$18,357	$17,154
Income from financial royalty assets	738	493
Royalties	19,095	17,647
Captisol	9,212	10,622
Contract revenue and other income	2,671	15,710
Total revenues and other income	30,978	43,979
Operating costs and expenses:
Cost of Captisol	2,882	3,717
Amortization of intangibles	8,186	8,539
Research and development	5,971	6,663
General and administrative	10,951	10,855
Total operating costs and expenses	27,990	29,774
Income from operations	2,988	14,205
Gain from short-term investments	110,772	39,533
Interest income, net	1,879	1,195
Gain on derivative instruments	196	—
Other non-operating income (expense), net	(2,388)	603
Total other income, net	110,459	41,331
Income before income taxes from continuing operations	113,447	55,536
Income tax expense	(27,308)	(11,922)
Net income from continuing operations	86,139	43,614
Net loss from discontinued operations	—	(1,665)
Net income:	$86,139	$41,949

Basic net income from continuing operations per share	$4.86	$2.56
Basic net loss from discontinued operations per share	$—	$(0.10)
Basic net income per share	$4.86	$2.46
Shares used in basic per share calculation	17,732	17,063

Diluted net income from continuing operations per share	$4.75	$2.43
Diluted net loss from discontinued operations per share	$—	$(0.09)
Diluted net income per share	$4.75	$2.33
Shares used in diluted per share calculation	18,122	17,974

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$310,593	$170,309
Accounts receivable, net	28,435	32,917
Inventory	21,337	23,969
Income tax receivable	—	6,395
Prepaid expenses	1,237	1,182
Other current assets	7,311	2,657
Total current assets	368,913	237,429

Deferred income taxes, net	—	214
Goodwill and other identifiable intangible assets, net	396,670	402,976
Long-term portion of financial royalty assets, net	65,710	62,291
Property and equipment, net	15,135	15,607
Operating lease right-of-use assets	6,028	6,062
Financing lease right-of-use assets	3,219	3,393
Equity method investment in Primrose Bio	10,469	12,595
Other investments	36,500	36,726
Other assets	11,225	9,923
Total assets	$913,869	$787,216

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,323	$14,894
Income tax payable	1,138	—
Current contingent liabilities	127	256
Current operating lease liabilities	1,000	403
Current finance lease liabilities	3	7
Current deferred revenue	1,227	1,222
Total current liabilities	17,818	16,782

Long-term contingent liabilities	2,888	2,942
Long-term operating lease liabilities	5,191	5,755
Deferred income taxes, net	50,606	31,622
Other long-term liabilities	30,845	29,202
Total liabilities	107,348	86,303

Total stockholders' equity	806,521	700,913
Total liabilities and stockholders' equity	$913,869	$787,216

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023(5)

Net income from continuing operations	$86,139	$43,614
Adjustments:
Share-based compensation expense	7,334	5,931
Non-cash interest expense (1)	84	95
Amortization related to acquisitions and intangible assets	8,186	8,539
Amortization of financial royalty assets (2)	3,262	(493)
Change in contingent liabilities (3)	(33)	(671)
Novan operating loss	6,160	—
Gain from short-term investments	(110,772)	(39,533)
Realized gain from short-term investments	59,979	20,552
Provision for current expected credit losses on financial royalty assets	(2,841)	—
Loss from equity method investment in Primrose Bio	2,352	—
Other	153	102
Income tax effect of adjusted reconciling items above	9,197	1,980
Excess tax benefit (shortfall) from share-based compensation (4)	465	(212)
Adjusted net income from continuing operations	$69,665	$39,904
Realized gains from sales of VKTX stock, net of tax	(47,857)	(16,548)
Core adjusted net income from continuing operations	$21,808	$23,356

Diluted per-share amounts attributable to common shareholders:
Diluted net income per share from continuing operations	$4.75	$2.43
Adjustments:
Share-based compensation expense	0.40	0.34
Non-cash interest expense (1)	—	0.01
Amortization related to acquisitions and intangible assets	0.45	0.49
Amortization of financial royalty assets (2)	0.18	(0.03)
Change in contingent liabilities (3)	—	(0.04)
Novan operating loss	0.34	—
Gain from short-term investments	(6.11)	(2.26)
Realized gain from short-term investments	3.31	1.18
Provision for current expected credit losses on financial royalty assets	(0.16)	—
Loss from equity method investment in Primrose Bio	0.13	—
Other	0.01	0.01
Income tax effect of adjusted reconciling items above	0.51	0.09
Excess tax benefit (shortfall) from share-based compensation (4)	0.03	(0.01)
Adjustment for shares excluded using the if-converted method under ASU 2020-06 (6)	—	0.07
Adjusted diluted net income per share from continuing operations	$3.84	$2.28
Realized gains from sales of VKTX stock, net of tax	(2.64)	(0.95)
Core adjusted diluted net income per share from continuing operations	$1.20	$1.33

GAAP - weighted average number of common shares - diluted	18,122	17,974
Diluted effect of the 2023 Notes	—	(483)
Adjusted weighted average number of common shares - diluted	18,122	17,491

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility and convertible debt instruments that may be settled in cash.

(2) Amounts represent the adjustments bridging the income from financial royalty assets to total contractual payments recorded in the period.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(5) Q1 2023 numbers are adjusted to exclude after-tax impact from realized gain of Viking common stock.

(6) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method.

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